Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com May 17, 2023	Facsimile: +1 312 862 2200

R1 RCM Inc.
433 W. Ascension Way, Suite 200
Murray, Utah, 84123

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as special counsel to R1 RCM Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering and sale of up to 4,500,000 shares of common stock of the Company, par value $0.01 per share (the “Plan Shares”), pursuant to the R1 RCM Inc. Fourth Amended and Restated 2010 Stock Incentive Plan (the “Fourth A&R Plan”), including shares that may again become available for delivery with respect to awards under the Fourth A&R Plan pursuant to the share counting, share recycling and other terms and conditions of the Fourth A&R Plan.
In connection with the opinion expressed herein, we have reviewed such corporate records, certificates and other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Fourth A&R Plan, (iv) the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), (v) the Company’s Amended and Restated Bylaws (the “Bylaws”) and (vi) such other certificates, instruments and documents as we have considered necessary for purposes of this opinion.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company and that the Plan Shares will be issued in accordance with the terms of the Fourth A&R Plan. As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

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R1 RCM Inc. May 17, 2023 Page 2

Based upon and subject to the foregoing qualifications, assumptions and limitations and further limitations set forth below, we are of the opinion that the Plan Shares are duly authorized and, when (i) the Registration Statement related to the Plan Shares becomes effective under the Securities Act and (ii) the Plan Shares have been duly issued pursuant to and in accordance with the terms and conditions of the Fourth A&R Plan, the Charter and the Bylaws, the Plan Shares will be validly issued, fully paid and non-assessable.
We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in its Charter exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or has otherwise reserved for issuance) for any purposes other than issuances in connection with the Fourth A&R Plan by at least the number of shares of common stock which may be issued in connection with the Fourth A&R Plan and we have assumed that such condition will remain true at all future times relevant to this opinion. We have assumed that the Company will cause certificates, if any, representing the Plan Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuances of such Plan Shares. Our opinion assumes that the Registration Statement related to the Plan Shares will become effective under the Securities Act before any Plan Shares covered by such Registration Statement are sold.
The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware. We do not express any opinion herein on the laws of any other jurisdiction.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Plan Shares.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

R1 RCM Inc. May 17, 2023 Page 3

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP